Exhibit 99.1

Entasis Therapeutics Announces Initial ETX0282 Phase 1 Results

WALTHAM, Mass. June 13, 2019 — Entasis Therapeutics Holdings Inc. (NASDAQ: ETTX), a clinical-stage biopharmaceutical company developing novel antibacterials to treat serious drug-resistant infections, today reported initial preliminary results from the first-in-human Phase 1 clinical trial of its novel, oral beta-lactamase inhibitor ETX0282. The Phase 1 trial is evaluating the safety, tolerability and pharmacokinetics of ETX0282 either alone or in combination with cefpodoxime proxetil, ETX0282CPDP, in healthy volunteers. The Company is developing ETX0282CPDP as an oral therapy for infections caused by multidrug-resistant (MDR) Gram-negative pathogens, including ESBL-producing and carbapenem-resistant Enterobacteriaceae.

This Phase 1 clinical trial (NCT03491748) is a randomized, double-blind, placebo-controlled study of ETX0282 in healthy subjects and consists of several parts including: single-ascending dose, multiple-ascending dose, effect of food on absorption, and assessment of drug-drug interaction between ETX0282 and cefpodoxime proxetil. The trial has currently enrolled 79 healthy subjects with 61 subjects having received at least one oral dose of ETX0282 between 100mg — 800mg. In the Phase 1 trial, ETX0282 in a “powder in capsule” formulation was rapidly absorbed, and plasma concentrations of the beta-lactamase inhibitor were in the projected therapeutic range. There was no drug-drug interaction between ETX0282 and cefpodoxime proxetil. When administered with a high fat meal, ETX0282 demonstrated similar overall exposures as compared to fasting subjects, but with a modified pharmacokinetic profile including decreased peak concentrations. ETX0282 was generally well tolerated either alone or in combination with cefpodoxime proxetil, with no serious adverse events reported. While eight subjects reported mild-to-moderate, transient emesis (vomiting), none of the volunteers who received ETX0282 with a high fat meal reported emesis. Additional studies are planned to further investigate the potential correlation between absorption profile and emesis and to formulate ETX0282 for further clinical development.

“These preliminary Phase 1 data support the ongoing development of ETX0282CPDP as a potential oral treatment for patients with Gram-negative infections caused by MDR Enterobacteriaceae,” said Robin Isaacs, MD, Chief Medical Officer of Entasis. “We believe there are meaningful benefits to both the patient and the hospital to enable oral treatment of MDR Gram-negative infections and there are currently limited treatment options available. With its ability to provide broad coverage of MDR Enterobacteriaceae, ETX0282CPDP has the potential to become a best-in-class oral therapeutic option for treatment of such infections. We look forward to continuing the development of ETX0282CPDP as a treatment option for this growing medical need.”

About ETX0282CPDP

ETX0282 is an orally available, broad spectrum inhibitor of Class A and C beta-lactamases. Entasis is developing ETX0282 in combination with cefpodoxime proxetil, an orally available cephalosporin approved for treatment of a variety of bacterial infections. Cefpodoxime proxetil’s clinical utility is currently limited by beta-lactamase-mediated resistance. In preclinical studies, ETX0282 restored cefpodoxime proxetil’s antimicrobial activity against a variety of pathogens, including Enterobacteriaceae resistant to fluoroquinolones, cephalosporins and carbapenems. ETX0282CPDP, the combination of ETX0282 and cefpodoxime proxetil, is being developed for the treatment of infections caused by Enterobacteriaceae, including multidrug-resistant and carbapenem-resistant Enterobacteriaceae (CRE). The ETX0282CPDP program is partially supported by an award from CARB-X.

About Entasis

Entasis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel antibacterial products to treat serious infections caused by multidrug-resistant Gram-

negative bacteria. Entasis’ targeted-design platform has produced a pipeline of product candidates, including ETX2514SUL (targeting A. baumannii infections), zoliflodacin (targeting Neisseria gonorrhoeae), and ETX0282CPDP (targeting Enterobacteriaceae infections). Entasis is also using its platform to develop a novel class of antibiotics, non-β-lactam inhibitors of the penicillin-binding proteins (NBPs) (targeting Gram-negative infections). For more information, visit www.entasistx.com.

ETX0282 Research Support

Research reported in this press release is supported by the Cooperative Agreement Number IDSEP160030 from ASPR/BARDA and by an award from Wellcome Trust, as administrated by CARB-X. The content is solely the responsibility of the authors and does not necessarily represent the official views of the U.S. Department of Health and Human Services Office of the Assistant Secretary for Preparedness and Response, other funders, or CARB-X.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Entasis’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements about the continued development, progress, and scope of the Phase 1 clinical trial of ETX0282. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during non-clinical or clinical studies, clinical site activation rates or clinical trial enrollment rates that are lower than expected and changes in expected or existing competition. Other factors that could adversely affect Entasis’ business and prospects are described under the “Risk Factors” section in its filings with the Securities and Exchange Commission (“SEC”).  Entasis’ SEC filings are available for free by visiting the investor section of its website, www.entasistx.com, or the SEC’s website, www.sec.gov.  Except as required by law, Entasis assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Entasis Company Contact

Kyle Dow

Entasis Therapeutics

(781) 810-0114

kyle.dow@entasistx.com

Investor Relations Contacts
Tram Bui / Janhavi Mohite
The Ruth Group
(646) 536-7035 / 7026
tbui@theruthgroup.com
jmohite@theruthgroup.com

Media Contact

Kirsten Thomas

The Ruth Group

(508) 280-6592

kthomas@theruthgroup.com